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As filed with the Securities and Exchange Commission on July 12, 2019

Registration No. 333-232260

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FULCRUM THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	47-4839948 (I.R.S. Employer Identification Number)

26 Landsdowne Street
Cambridge, Massachusetts 02139
(617) 651-8851
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert J. Gould, Ph.D.
President and Chief Executive Officer
Fulcrum Therapeutics, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
(617) 651-8851
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lia Der Marderosian, Esq. Steven D. Singer, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Bryan E. Stuart Chief Operating Officer Fulcrum Therapeutics, Inc. 26 Landsdowne Street Cambridge, Massachusetts 02139 (617) 651-8851	Patrick O'Brien, Esq. Emily Oldshue, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common stock, par value $0.001 per share	5,175,000	$18.00	$93,150,000	$11,290

(1)
Includes 675,000 shares of common stock the underwriters have an option to purchase.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)
A registration fee of $11,290 was previously paid in connection with the Registration Statement.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 2 to the Registration Statement on Form S-1 of Fulcrum Therapeutics, Inc. (File No. 333-232260) (the "Registration Statement") is an exhibits-only filing to file certain exhibits and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page and the exhibits filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the Nasdaq Global Market initial listing fee.

Amount
Securities and Exchange Commission registration fee	$11,290
Financial Industry Regulatory Authority, Inc. filing fee	14,473
Nasdaq Global Market initial listing fee	150,000
Accountants' fees and expenses	800,000
Legal fees and expenses	1,700,000
Transfer agent's fees and expenses	5,000
Printing and engraving expenses	175,000
Miscellaneous	44,237

Total expenses	$2,900,000

Item 14.    Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation that will be effective upon the closing of this offering provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

        Our certificate of incorporation that will be effective upon the closing of the offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative

(other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

        Our certificate of incorporation that will be effective upon the closing of the offering also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

        In addition, we intend to enter into indemnification agreements with all of our executive officers and directors prior to the completion of this offering. In general, these agreements provide that we will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

        We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

        Set forth below is information regarding shares of our common stock, shares of our preferred stock and stock options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Preferred Stock and Convertible Promissory Notes

        On April 14, 2016, we issued and sold a convertible promissory note to one investor in the aggregate principal amount of $3,500,000. The note accrued interest at a rate of 6% per annum. On July 18, 2016, all principal and accrued but unpaid interest under the note was converted into shares of Series A preferred stock, at a price per share of $1.00.

        On July 18, 2016, we issued and sold 11,843,493 shares of our Series A preferred stock to one investor, consisting of (i) 5,156,507 shares sold for cash at a price per share of $1.00, for an aggregate purchase price of $5,156,507 and (ii) 6,686,986 shares issued upon conversion of $6,686,986 in outstanding principal and accrued but unpaid interest under our convertible promissory notes issued on October 15, 2015 and April 14, 2016, at a price per share of $1.00.

        On November 15, 2016, we issued and sold 5,156,507 shares of our Series A preferred stock to one investor at a price per share of $1.00 in cash, for an aggregate purchase price of $5,156,507.

        On February 17, 2017, we issued and sold 6,333,333 shares of our Series A preferred stock to one investor at a price per share of $1.00 in cash, for an aggregate purchase price of $6,333,333.

        On April 28, 2017, we issued and sold 5,000,000 shares of our Series A preferred stock to one investor at a price per share of $1.00 in cash, for an aggregate purchase price of $5,000,000.

        On May 3, 2017, we issued and sold 6,333,333 shares of our Series A preferred stock to two investors at a price per share of $1.00 in cash, for an aggregate purchase price of $6,333,333.

        On January 4, 2018, we issued and sold 6,333,334 shares of our Series A preferred stock to two investors at a price per share of $1.00 in cash, for an aggregate purchase price of $6,333,334.

        On March 13, 2018, we issued and sold 6,333,333 shares of our Series A preferred stock to two investors at a price per share of $1.00 in cash, for an aggregate purchase price of $6,333,333.

        On May 9, 2018, we issued and sold 6,333,333 shares of our Series A preferred stock to two investors at a price per share of $1.00 in cash, for an aggregate purchase price of $6,333,333.

        On June 6, 2018, we issued and sold 6,333,334 shares of our Series A preferred stock to two investors at a price per share of $1.00 in cash, for an aggregate purchase price of $6,333,334.

        On August 24, 2018, we issued and sold 40,000,000 shares of our Series B preferred stock to 20 investors at a price per share of $2.00 in cash, for an aggregate purchase price of $80,000,000.

        On February 8, 2019 we issued 12,500,000 shares of our Series B preferred stock to one investor in exchange for a license.

        No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Restricted Common Stock

        Between July 12, 2016 and July 12, 2019, we issued an aggregate of 1,085,810 shares of restricted common stock, for cash with purchase prices ranging from $0.007 to $0.07 per share, to employees, directors, advisors and consultants pursuant to our 2016 Stock Incentive Plan, as amended.

        The shares of common stock described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, advisors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

(c) Stock Option Grants and Exercises

        Between July 12, 2016 and July 12, 2019, we granted options to purchase an aggregate of 1,622,382 shares of common stock, with exercise prices ranging from $4.83 to $11.06 per share, to our employees, directors, advisors and consultants pursuant to our 2016 Stock Incentive Plan. Between July 12, 2016 and July 12, 2019, we issued 33,561 shares of our common stock upon the exercise of stock options outstanding under our 2016 Stock Incentive Plan for aggregate consideration of $251,557.

        The stock options and the shares of common stock issued upon the exercise of stock options described in this section (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, advisors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement

3.1	*	Amended and Restated Certificate of Incorporation, as amended, of the Registrant

3.2	*	Bylaws of the Registrant

3.3	*	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.4	*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)

3.5	*	Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended, of the Registrant, effective July 5, 2019

4.1	*	Specimen Stock Certificate evidencing the shares of common stock

5.1	*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1	*	Amended and Restated Investors' Rights Agreement, dated as of August 24, 2018, by and among the Registrant and the other parties thereto

10.2	*	2016 Stock Incentive Plan, as amended

10.3	*	Form of Incentive Stock Option Agreement under the 2016 Stock Incentive Plan

10.4	*	Form of Non-Statutory Stock Option Agreement under the 2016 Stock Incentive Plan

10.5	*	Form of Restricted Stock Agreement under the 2016 Stock Incentive Plan

10.6	*	2019 Stock Incentive Plan

10.7	*	Form of Stock Option Agreement under the 2019 Stock Incentive Plan

10.8	*	2019 Employee Stock Purchase Plan

10.9	*	Summary of Non-Employee Director Compensation Program

10.10	†*	Right of Reference and License Agreement, dated as of February 8, 2019, by and among the Registrant, GlaxoSmithKline Intellectual Property (No. 2) Limited, GlaxoSmithKline LLC and Glaxo Group Limited

10.11	*	Lease for 26 Landsdowne Street, dated November 22, 2017, by and between the UP 26 Landsdowne, LLC and the Registrant

10.12	*	Form of Employment Agreement for Executive Officers

10.13		Employment Agreement, dated June 30, 2019, by and between the Registrant and Robert J. Gould (to be effective upon the effective date of the Registration Statement)

10.14		Employment Agreement, dated July 3, 2019, by and between the Registrant and Bryan Stuart (to be effective upon the effective date of the Registration Statement)

10.15		Employment Agreement, dated June 30, 2019, by and between the Registrant and Diego Cadavid (to be effective upon the effective date of the Registration Statement)

10.16	*	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors

21.1	*	Subsidiary of the Registrant

23.1	*	Consent of Ernst & Young LLP, independent registered public accounting firm

Exhibit Number		Description of Exhibit
23.2	*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney (included on signature page)

*
Previously filed.

†
Certain portions of this exhibit have been omitted because they are not material and would likely cause competitive harm to the Registrant if disclosed.
(b)
Financial Statement Schedules

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.

Item 17.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 12th day of July, 2019.

FULCRUM THERAPEUTICS, INC.
By:	/s/ ROBERT J. GOULD Robert J. Gould, Ph.D. President and Chief Executive Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. GOULD Robert J. Gould, Ph.D.	President and Chief Executive Officer, Director (Principal Executive Officer)	July 12, 2019
/s/ BRYAN STUART Bryan Stuart	Chief Operating Officer (Principal Financial Officer)	July 12, 2019
/s/ PETER THOMSON Peter Thomson	Vice President, Finance & Accounting (Principal Accounting Officer)	July 12, 2019
* Mark Levin	Chairman of the Board	July 12, 2019
* James J. Collins, Ph.D.	Director	July 12, 2019
* Alan Ezekowitz, MBChB, D. Phil	Director	July 12, 2019
* James Geraghty	Director	July 12, 2019

Signature		Title	Date

* Kate Haviland		Director	July 12, 2019
*By:	/s/ ROBERT J. GOULD Robert J. Gould Attorney-in-fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES